Exhibit 10.34
CONSTRUCTION NOTE

$94,000,000.00	November 30, 2007
1. FOR VALUE RECEIVED, HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (“Borrower”), hereby promises to pay to the order of HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank organized under the laws of the United States (“Lender”), the principal sum of Ninety Four Million and No/100ths ($94,000,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein, and pursuant to that certain Master Loan Agreement of even date herewith by and between Lender and Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), and pursuant to that certain First Supplement to the MLA, of even date herewith, by and between Lender and Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “First Supplement”), and which remains unpaid, in lawful money of the United States and immediately available funds. This Construction Note (this “Note”) is issued pursuant to the terms and provisions of the MLA and the First Supplement and is entitled to all of the benefits provided for in the MLA and the First Supplement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA and the First Supplement.
2. The outstanding principal balance of this Note shall bear interest at a variable rate determined by Lender to be 350 basis points above the LIBOR Rate in effect on the date of the first Advance made to Borrower under this Note. Notwithstanding the foregoing, the rate of interest under this Note may be adjusted by Lender pursuant to the provisions of the MLA, the First Supplement and this Note. On the Conversion Date, up to but not more than fifty percent (50%) of the outstanding principal balance under this Note may, at Borrower’s option, be converted to a fixed rate of interest at the rate set forth in Section 9 of this Note.
3. “LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation), quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.
4. The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted, as and when, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”). All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, but charged for actual days principal is outstanding.

5. Advances may only be made under this Note until the Conversion Date after which no further Advances may be made hereunder. No amounts may be readvanced under this Note. Any principal repayment by Borrower will reduce Lender’s commitment on the Construction Loan.
6. Borrower will pay interest on the Construction Loan monthly in arrears on the first day of each month commencing on the first Monthly Payment Date following the date on which the first Advance is made hereunder, and continuing on each Monthly Payment Date thereafter until the Conversion Date. On the Conversion Date, all outstanding accrued interest shall be due and payable in full.
7. On the Conversion Date, $20,000,000.00 of the outstanding principal balance of this note shall be converted into the Term Revolving Note pursuant to the MLA and the Second Supplement to the MLA. The remaining outstanding principal balance of this note shall be converted into a term loan pursuant to the MLA, the First Supplement and this Note.
8. Subject to the provisions of Section 2.07 and 2.08 of the MLA and Sections 9 and 12 of the First Supplement, the portion of the Term Loan that has not been converted to a Fixed Rate Loan pursuant to Section 8(e) of the First Supplement shall bear interest at a rate equal to the LIBOR Rate plus 325 basis points.
9. As provided in Section 2.05 of the MLA, on the Conversion Date, Borrower shall have the right to convert up to fifty percent (50%) of the outstanding principal balance of the Term Loan into a Fixed Rate Loan, with the consent of Lender, which shall bear interest at the five year LIBOR swap rate, which is in effect on the Conversion Date plus 325 basis points, or another rate as agreed upon by Lender and Borrower. Borrower shall provide written notice to Lender at least 30 days prior to the Conversion Date of its intention to convert any portion of the Term Loan to a Fixed Rate Loan. Such written notice shall specify the specific dollar amount that Borrower is electing to convert to a Fixed Rate Loan. Any amount subject to a fixed rate of interest pursuant to Section 8(e) of the First Supplement shall not be subject to adjustments under Section 2.07 of the MLA.
10. Beginning on the first (1st) Monthly Payment Date following the month in which the Conversion Date occurs and continuing on each succeeding Monthly Payment Date thereafter until the seventh month after the Conversion Date, Borrower shall make monthly payments of accrued interest on the Term Loan. Beginning on the first (1st) Monthly Payment Date of the seventh month following the Conversion Date (the “Amortization Date”), and continuing on each succeeding Monthly Payment Date thereafter until the Maturity Date, Borrower shall make equal monthly payments of principal in the amount of $616,666.67 plus accrued interest. The outstanding principal balance of the Term Note, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Maturity Date. Following the Conversion Date, and in addition to all other payments of principal and interest required under the MLA and the First Supplement, Borrower shall annually remit to Lender the Excess Cash Flow Payment pursuant to Section 11 of the First Supplement. Any Excess Cash Flow Payment or any other payment from Excess Cash Flow shall not constitute a prepayment with respect to which a prepayment fee under Section 2.10 of the MLA is required to be paid.

11. The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on the fifth (5th) annual anniversary of the Conversion Date (the “Maturity Date”).
12. All payments and prepayments shall, at the option of Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.
13. Borrower may, at anytime and from time to time, upon thirty (30) days advance written notice to Lender, prepay the outstanding principal amount of this Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as, and to the extent, specifically provided in Section 2.10 of the MLA. This Note is subject to mandatory prepayment, at the option of Lender, as provided in the MLA.
14. In addition to the rights and remedies set forth in the MLA and the First Supplement: (i) if Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment under this Note; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Note; (iii) after the Maturity Date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect under this Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.
15. If Borrower fails to make any payment to Lender within ten (10) days of the due date thereof, Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.
16. This Note is secured by, among other instruments, a Mortgage, Security Agreement and Financing Statement covering various parcels of real property, fixtures, and personal property located in Chickasaw County, Iowa (the “Mortgage”). In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

17. Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the MLA, the First Supplement or any of the Loan Documents.
18. Upon the occurrence at any time of an Event of Default or at any time thereafter, Lender shall have the right to set off any and all amounts due hereunder by Borrower to Lender against any indebtedness or obligation of Lender to Borrower.
19. Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.
20. Demand, presentment, protest and notice of nonpayment and dishonor of this Construction Note are hereby waived.
21. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.
22. Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Note shall affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company
/s/ Stephen K. Eastman
By: Stephen K. Eastman
Its: President

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